Exhibit 10.17

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (the “Transition Services Agreement”) is made and entered into as of November       , 2006 (the “Effective Date”), by and between Talecris Plasma Resources, Inc., a Delaware corporation (“Company”) and International BioResources, L.L.C., a Louisiana limited liability company (“IBR”). Company and IBR sometimes are referred to collectively herein as the “Parties” and each individually as a “Party”. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Asset Purchase Agreement (as defined below).

WHEREAS, IBR-BYR L.L.C., a Louisiana limited liability company (the “Seller”), IBR, IBR Plasma Centers, L.L.C., a Louisiana limited liability company (“IBR PC”), Talecris Biotherapeutics Holdings Corp., a Delaware corporation (“Holdings”), and Company, entered into that certain Asset Purchase Agreement dated as of October 31, 2006 (the “Asset Purchase Agreement”), whereby the parties have agreed to transfer certain assets of the Seller, IBR and IBR PC to Company (the “Transaction”); and

WHEREAS, the plasma collection centers retained by Seller, IBR and IBR PC (including unlicensed centers and locations under development) (the “Retained Business”) were not included in the transfer of assets from Seller, IBR and IBR PC to Buyer as part of the Asset Purchase Agreement; and

WHEREAS, IBR and subsidiaries of IBR (collectively, the “IBR Entities”) will maintain operations of the Retained Business as a stand-alone business; and

WHEREAS, under the terms of the Asset Purchase Agreement, Company is obligated to provide certain transitional services to the IBR Entities; and

WHEREAS, after the Closing, Company will be, among other things, a service provider with respect to the industry involving the manufacture and distribution of plasma-derived biological products; and

WHEREAS, in order to provide the agreed upon transitional services to the IBR Entities for operation of the Retained Business, Company has agreed to provide to the IBR Entities, as part of the Asset Purchase Agreement and for the additional consideration specified herein, the services described in Section 1.1 and set forth on Exhibit A annexed hereto (the “Services”) pursuant to the terms and conditions set forth herein, beginning on the date hereof and continuing for the periods of time set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Parties agree, intending to be legally bound, as follows:

ARTICLE I
SERVICES

1.1           Services. During the Term (as defined below) applicable to specified Services (as specified in Section 7.1) Company itself and/or through its employees, representatives and contractors (collectively, “Representatives”) shall provide the IBR Entities with the Services as further described on Exhibit A and in accordance with the terms and conditions of this Transition Services Agreement. Services shall be provided either on a flat-fee basis or hourly-rate basis as indicated on Exhibit A; provided, however, that the cost of Services which Company elects to provide through a third party shall be provided on a pass-though cost basis and during a Renewal Period (as defined below) shall be subject to a mark-up consistent with the fee adjustment set forth in Section 3.2. Services shall in each case be limited to services that Company provides for Company’s business.

1.2           Financial Services. The Parties acknowledge and agree that with respect to “Financial Services” set forth on Exhibit A (the “Financial Services”), Company shall be providing support to the IBR Entities in connection therewith and the IBR Entities will be solely responsible for the satisfactory completion of the Financial Services and the reports, products and results attained therefrom.

1.3           Training Services. The training Services set forth on Exhibit A (the “Training Services”) shall be provided on Company premises and in Company facilities (the “On-Site Training”). Unless otherwise specified, with respect to On Site Training, IBR personnel shall only be permitted to observe Company’s performance of the applicable task or service and shall in no event participate in the execution thereof, provided, however, that, subject to Company’s approval, not to be unreasonably withheld, IBR personnel shall be permitted to undertake specified tasks under the 1-to-1 supervision of Company personnel. Each training session shall be scheduled three (3) weeks in advance of such training session, pursuant to a written request from the IBR Contract Manager to the Company Contract Manager. The number of and specific dates for the training sessions will be based on availability of Company facilities. The Parties shall use reasonable commercial efforts and cooperate in good faith to schedule such training sessions. Notwithstanding the foregoing, any training activities of the IBR Entities set forth on Exhibit B (“Scheduled Training”) in progress as of the Effective Date shall occur substantially as previously scheduled, and shall be completed within one (1) week of the projected finish date on Exhibit B. Where the Scheduled Training has not commenced as of the Effective Date, the Parties shall make commercially reasonable good faith efforts to adhere to the schedule on Exhibit B, provided, however, that, in the event that any particular IBR personnel are not available to engage in and complete such personnel’s Scheduled Training with one (1) week of the projected finish date, Company shall have no obligation to complete such Scheduled Training. Scheduled Training that has not commenced as of the Effective Date shall be provided on a scope and volume basis proportional to that being done for the Acquired Asset Entities (as defined in the Asset Purchase Agreement). For the purpose of such Scheduled Training, “proportional” shall mean the ratio of the total centers with operating staff retained by IBR relative to those acquired by Company, whether such centers are licensed, unlicensed or in the process of applying for a reference number. The IBR Entities shall, and shall ensure that each of its personnel receiving On-Site Training or other Services at Company facilities shall, comply with (a) the written policies and procedures that are in effect with respect to the use and security of Company’s facilities and the protection and security of Company information; and (b) as applicable, Company’s written policies and procedures that are in effect during the Term regarding Company’s business activities, as such procedures are created or modified by Company from time to time for application to third parties and provided to the IBR Entities. Any specific modifications to such policy or policies shall be provided by Company to the IBR Entities. In the event that IBR determines a need for specific additional Training Services, which Company is able to provide during the Term with commercially reasonable efforts and without the incurrence of any additional costs other than the labor required therefore, then Company shall cooperate in good faith with IBR to provide IBR with such additional Training Services.

1.4           5-D System Training. The Services related to the Haemonetics Automated Donor Processing System (the “5-D System”) identified as “5-D System Training” shall consist of: (a) one (1) “Overview Workshop” to be provided at the Company’s Training Center in Lafayette, Louisiana, acquired pursuant to the Transaction, and (b) one (1) “Train the Trainer” program designed to enable IBR trainers to provide function-specific training programs to IBR employees who will be using the 5-D System in IBR’s plasma collection centers. In addition, subject to space availability, IBR may enroll up to 5 employees in each Overview Workshop offered by Company during the relevant Term. IBR may also enroll up to 3 employees in each Train the Trainer program during the relevant term, subject to space availability. Attendance at each Overview Workshop or Train the Trainer program shall be scheduled thirty (30) days in advance of such training session, pursuant to a written request from the IBR Contract Manager to the Company Contract Manager. The number of and specific dates for the training sessions will be based on availability of the Company facilities. Company will provide a trainer, as available, to provide reasonable onsite implementation training for IBR personnel during Talecris 5-D openings. In addition, Company shall provide such additional 5-D System Training as IBR may reasonably request for the implementation of the 5-D System in two IBR plasma collection centers, with due regard for availability of appropriate

Company personnel. The Parties shall use reasonable commercial efforts and cooperate in good faith to schedule such attendance. Company shall give IBR reasonable advance notice of available slots for additional “Train the Trainer” programs and for onsite implementation training and make reasonable efforts to accommodate IBR training needs.

1.5           5-D System Validation. The Services related to the 5-D System identified as “5-D Validation” shall consist of (i) completing the validation scripts acquired in the Transaction relating to the 5-D System at Company’s plasma collection centers and providing the output of such scripts to IBR, (ii) advising IBR on contracting with third parties (including, without limitation, 5-D/Haemonetics and Focus CVS) to customize configuration elements of the 5-D System for IBR’s laboratories, test groups, consignees and carriers, (iii) assisting IBR in developing and executing a validation plan for such customized configuration elements, (iv) and assisting with the separation of IBR and Company 5-D Systems, (v) Technical Help Desk and (vi) systems modification and implementation, provided that in the case of items (v) and (vi) Company shall not be required to perform custom work suitable only for IBR application. For the avoidance of doubt, the Services do not include coordination or providing 5-D system administration and system modification services except to the extent of sharing materials developed for Company’s 5-D system administration and system modification. IBR acknowledges and agrees that IBR shall contract directly with 5-D for such services.

1.6           Modification of Services. To the extent that IBR requires additional transition Services during the Term that are consistent with the spirit of this Transition Services Agreement, the Parties will negotiate in good faith for the provision and costs of such Services.

1.7           Compensation for Services. The fees attributable to each Service are set forth in connection with the description of each such Service on Exhibit A, subject to adjustments for additional direct and pass-through costs and expenses necessarily incurred by Company in provision of or support for the Services (e.g., Federal Express charges and travel expenses for Company’s Representatives).

1.8           Audit. IBR shall have no right to audit Company’s books and records with respect to the Services provided hereunder or otherwise; provided, however, that upon IBR’s request, no later than six months following the termination or expiration of this Transition Services Agreement, Company shall provide information reasonably necessary to verify the cost basis upon which fees attributable to the Services provided hereunder have been calculated.

ARTICLE II
SERVICE LEVELS AND PERFORMANCE OBLIGATIONS

2.1           Standard of Performance. Company shall provide the Services with the objective of facilitating the transition of such Services to the IBR Entities for the ongoing operation of the Retained Business. Each Service that is the same as or similar to a service provided for the benefit of or with respect to the Retained Business in the twelve-month period immediately preceding the Closing, to the extent commercially reasonable, shall be provided by Company in substantially similar volume, scope, quality and manner to that with which such service had been performed for the normal ongoing operations of the Retained Business during such twelve-month period. Specific service levels for a particular Service may be set forth on Exhibit A hereto. In connection with its provision of Services, in no event shall Company be required to (i) make or provide improvements, updates, enhancements or modifications to the Services, existing systems or technology, even if Company makes improvements, updates, enhancements or modifications to services provided internally to Company in each case, except to the extent of the 5-D System currently being implemented; or (ii) acquire or modify additional systems, technology, software, assets, rights, properties or other materials or equipment, except to the extent that Company acquires or modifies systems, technology, software, assets, rights, properties or other materials or equipment for use in providing services internally to Company relating to the Haemonetics Automated Donor Processing System currently being implemented.

2.2           Cooperation. The IBR Entities shall make available on a timely basis to Company and to its Representatives the IBR Entities’ facilities and information reasonably required or requested by Company to the extent reasonably necessary to enable Company and its Representatives to provide the Services. The IBR Entities shall give Company and its Representatives reasonable access to such facilities and information during normal business hours and at such other times as are reasonably required and subject to such reasonable restrictions as the IBR Entities may from time to time prescribe.

2.3           No Obligation to Acquire Third Party Licenses. IBR is responsible for the acquisition of all necessary third party licenses required to enable and permit Company to provide the Services as contemplated hereunder. In no event shall Company be responsible for the acquisition of any such third party licenses. If IBR fails to acquire, renew or otherwise keep in effect any such third party licenses, Company shall not be obligated to provide any affected Service until such time as IBR obtains such third party license. For the avoidance of doubt, any such failure by IBR to obtain any third party license shall in no event extend the period of time for which Company is obligated to provide any affected Service.

2.4           DISCLAIMER. IBR ACKNOWLEDGES THAT OTHER THAN AS EXPRESSLY PROVIDED HEREIN, COMPANY MAKES NO CLAIMS REGARDING THE ACCEPTABILITY, SUITABILITY, AVAILABILITY OR PERFORMANCE OF THE SERVICES ANY TRAINING PROVIDED IN CONNECTION THEREWITH; OR ANY SOFTWARE, DATA, PRODUCTS, PROCESSES, MATERIALS, PROGRAMMING OR OTHER INFORMATION PROVIDED IN CONNECTION WITH THE SERVICES (COLLECTIVELY, THE “MATERIALS”). ALL SUCH SERVICES, TRAINING, AND MATERIALS ARE PROVIDED ON AN “AS IS”, “AS AVAILABLE” AND “WITH ALL FAULTS” BASIS, AND WITHOUT WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF TITLE, MERCHANTABILITY, NON-INFRINGEMENT, OR FITNESS FOR A PARTICULAR PURPOSE. NEITHER COMPANY NOR ITS OFFICERS, DIRECTORS, REPRESENTATIVES, AGENTS, DEALERS, SUPPLIERS, PARENTS, SUBSIDIARIES OR AFFILIATES WARRANT THAT THE SERVICES, OR THE MATERIALS WILL BE SUITABLE, PROVIDED IN A TIMELY MANNER, UNINTERRUPTED, NON-INFRINGING, ACCURATE, COMPLETE, USEFUL, FUNCTIONAL, SECURE, ERROR FREE OR FREE OF COMPUTER VIRUSES, WORMS, TROJAN HORSES, OR OTHER MALICIOUS CODE. The disclaimer set forth in this Section 2.4 shall not be construed to relieve Company from liability with respect to the matters set forth in the second sentence of Section 5.2.

ARTICLE III

PAYMENT

3.1           Payment Terms. For each monthly period during the Term, Company shall submit to IBR an invoice setting forth: (i) the monthly fees attributable to the Services (in accordance with Exhibit A) provided to IBR during the preceding calendar month; and (ii) any other direct or pass-through costs (e.g., Federal Express charges or travel expenses for Company’s Representatives) or other amounts to which Company is entitled to compensation or reimbursement hereunder attributable to such preceding monthly period. Payment of all amounts owed by IBR shall be remitted within thirty (30) days from the date of receipt of the invoice. Any undisputed amounts not paid within such thirty (30) day period shall be subject to interest (calculated on the basis of the actual days elapsed from the due date described in the preceding sentence to the date of actual payment) at a rate of 1.5% per month or the maximum amount permitted by law, if less. If payment is not made within forty-five (45) days from the date of receipt of the invoice, Company may offset such amounts against the then current Milestone Payment and/or Validation Payment due pursuant to the Asset Purchase Agreement. In the event that IBR, in good faith, disputes the validity or amount of any charge on such invoice, then IBR shall: (A) promptly provide Company with written notice of such disputed item, which notice shall specifically identify the disputed item and explain the reason for such dispute; and (B) remit when due the undisputed amounts set forth on the invoice. In the event of any such dispute, Company’s and IBR’s Contract Managers (as defined below) shall promptly discuss and attempt to resolve the dispute in good faith. In the event that the Contract Managers are unable to resolve the dispute within thirty (30) days, the dispute shall be resolved in accordance with Article 8 hereof. In the event that a dispute is resolved in favor of Company, such disputed but unremitted amounts shall be subject to interest (calculated on the basis of the actual days elapsed from the due date described in the preceding sentence to the date of actual payment) at a rate of 8% per month or the maximum amount permitted by law, if less. All invoices shall be issued and paid in U.S. dollars.

3.2           Fee Adjustments. In the event that IBR elects to continue to receive specified Services as described in Section 7.2, the fees attributable to such specified Services set forth on Exhibit A shall adjusted by increasing the applicable fees set forth on Exhibit A by twenty percent (20%) for such additional period.

ARTICLE IV

CONFIDENTIALITY

4.1           Confidentiality Obligations. All information provided by one Party to the other Party in connection with this Transition Services Agreement shall be maintained in strict confidence by the receiving Party. Such information shall remain the property of the providing Party, and the receiving Party shall not make use of any such information except for the purposes for which it was provided. At the termination of this Transition Services Agreement, upon request, the receiving Party shall promptly return to the providing Party or destroy any physical embodiments (including copies) of any such information and provide the providing Party with certification of destruction.

4.2           Exceptions. The covenants of the receiving Party contained in Section 4.1 shall not apply to information which: (i) is already in the public domain at the time of disclosure; (ii) becomes part of the public domain through no action or omission of the receiving Party after disclosure to the receiving Party; (iii) is already known to the receiving Party on a non-confidential basis at the time of disclosure, as evidenced by the receiving Party’s written records, except for information that was known to Company or its Affiliates prior to the date hereof; (iv) has been or is disclosed to the receiving Party legally and in good faith by a third party who was or is not, at the time of disclosure, under any obligation of confidence to the other Party hereto at the time the third party disclosed such information; or (v) is required to be disclosed by law, provided that the receiving Party shall cooperate with the disclosing Party (at the disclosing Party’s expense) in obtaining any available protection for such information to be disclosed.

4.3           Equitable Relief. Each Party acknowledges and agrees that, in the event of a breach or threatened breach of its confidentiality obligations above, the other Party will have no adequate remedy in money damages and, accordingly, shall be entitled to seek injunctive relief against such breach or threatened breach; provided, however, that no specification of a particular remedy shall be construed as a waiver, prohibition or limitation of any other contractual, legal or equitable remedies in the event of a breach hereof.

ARTICLE V

INDEMNIFICATION AND LIMITATION OF LIABILITY

5.1           IBR agrees to indemnify, defend and hold harmless Company, its affiliates, and their respective officers, directors, employees, representatives and agents against any claim or action based upon or in connection with any action or claim by a third party arising out of or relating to (a) any act or omission by any IBR personnel participating in On-Site Training; (b) IBR’s or any IBR personnel’s performance of the tasks or services for which Company has provided training under this Transition Services Agreement; or (c) personal or bodily injury or death or damage to property arising out of IBR’s or its personnel’s performance hereunder. IBR further agrees to indemnify and hold Company, its affiliates, and their respective officers, directors, employees, representatives and agents harmless from and against any and all liabilities, losses, costs, damages and expenses (including reasonable attorneys’ fees) associated with any such claim or action. IBR shall have the right to conduct the defense of any such claim or action and all negotiations for its settlement or compromise; provided, however, that (i) that no settlement or compromise affecting the financial or legal obligations of Company shall be entered into or agreed to without Company’s prior written approval and (ii) Company has the right to participate, at its own expense, in the defense and/or settlement of any such claim or action in order to protect its own interests.

5.2           EXCEPT AS OTHERWISE PROVIDED HEREIN, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS TRANSITION SERVICES AGREEMENT, INCLUDING, WITHOUT LIMITATION, LOSS OF ANTICIPATED PROFITS OR ANTICIPATED REVENUE, AND REGARDLESS OF THE FORM OR CATEGORIZATION OF THE ACTION OR THE BASIS OF THE CLAIM, WHETHER BASED ON TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY) OR BREACH OF CONTRACT CLAIMS OR ON ANY OTHER BASIS, EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THIS SECTION 5.2 SHALL NOT APPLY TO A PARTY’S LIABILITY OR DAMAGES INCURRED WITH RESPECT TO: (i) IBR’s INDEMNIFICATION OBLIGATIONS SET FORTH HEREIN; (ii) A MATERIAL BREACH OF ARTICLE 4; (iii) THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF EITHER PARTY; (iv) ANY MISAPPROPRIATION OF COMPANY’S OR ITS LICENSORS’ INTELLECTUAL PROPERTY BY IBR, ANY IBR AFFILIATE OR ANY IBR ASSIGNEE; OR (v) IBR’S PAYMENT OBLIGATIONS HEREUNDER.

5.3           EXCEPT AS OTHERWISE PROVIDED HEREIN, IN NO EVENT SHALL EITHER PARTY’S MAXIMUM AGGREGATE LIABILITY TO THE OTHER PARTY ARISING FROM OR IN CONNECTION WITH THIS TRANSITION SERVICES AGREEMENT EXCEED THE FEES ACTUALLY PAID BY IBR TO COMPANY HEREUNDER FOR THE TWELVE (12) MONTH PERIOD IMMEDIATELY PRECEDING THE DATE THAT THE APPLICABLE CLAIM OR ACTION FIRST AROSE, REGARDLESS OF THE BASIS OF THE CLAIM OR FORM OF ANY ACTION, AND NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY REMEDY AVAILABLE TO IBR. THIS SECTION 5.3 SHALL NOT APPLY TO A PARTY’S LIABILITY OR DAMAGES INCURRED WITH RESPECT TO: (i) IBR’s INDEMNIFICATION OBLIGATIONS SET FORTH HEREIN; (ii) A MATERIAL BREACH OF ARTICLE 4; (iii) THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF EITHER PARTY; (iv) ANY MISAPPROPRIATION OF COMPANY’S OR ITS LICENSORS’ INTELLECTUAL PROPERTY BY IBR, ANY IBR AFFILIATE OR ANY IBR ASSIGNEE; OR (v) IBR’S PAYMENT OBLIGATIONS HEREUNDER.

ARTICLE VI

RELATIONSHIP

6.1           Relationship of Parties. In providing the Services, Company and each of its Representatives are acting as and shall be considered independent contractors. Nothing contained herein shall be deemed or construed by Company, IBR or any other third party as creating the relationship of employer and employee, principal and agent, partnership, joint employers or joint venture between the Parties. All Representatives of Company shall be deemed for all purposes (including compensation and employee benefits) to be Representatives solely of Company and not to be Representatives of IBR. In performing their respective duties hereunder, all such Representatives of Company shall be under the direction, control and supervision of Company (and not of IBR) and Company shall have the sole right to exercise all authority with respect to the employment (including termination of employment), assignment and compensation of such Representatives. Company is not authorized to, and none of Company’s Representatives shall at any time attempt to (i) act on behalf of IBR other than as authorized by IBR; or (ii) bind or attempt to bind IBR in any manner whatsoever. There are no third party beneficiaries, actual or intended, under this Transition Services Agreement.

6.2          Primary Points of Contact.

(a)                                  Appointment and Responsibilities. Each Party shall appoint an individual to act as the primary point of operational contact for the administration and operation of this Transition Services Agreement (each, a “Contract Manager”). The individual appointed by IBR as its Contract Manager (the “IBR Contract Manager”) will have overall responsibility for: (i) coordinating, on behalf of IBR, all activities undertaken by IBR hereunder and the performance of the IBR obligations hereunder; (ii) coordinating the performance of the Services with Company; (iii) acting as a day-to-day contact with the Company Contract Manager (as defined below); and (iv) making available to Company the data, facilities, resources, and other support services from IBR required for Company to be able to perform the Services in accordance with the terms of this Transition Services Agreement. The individual appointed by Company as the primary point of operational contact (the “Company Contract Manager”) will have overall responsibility for: (1) coordinating, on behalf of Company, all activities undertaken by Company hereunder and the performance of Company obligations hereunder; (2) coordinating the performance of the Services with IBR; (3) acting as a day-to-day contact with the IBR Contract Manager; and (4) providing IBR with Service performance information and communicating with the IBR Contract Manager regarding Service requirements and Service management.

(b)                                 Review Meetings. The Contract Managers will establish a schedule of meetings to review Company’s performance of the Services under this Transition Services Agreement, and to discuss any problems that are unresolved and any details concerning their expected resolution.

6.3          Non-Solicitation/Non-Hire. With respect to the Company Representatives performing Services under this Transition Services Agreement, IBR shall abide by the relevant non-solicitation provisions of the Asset Purchase Agreement.

ARTICLE VII

TERM AND TERMINATION

7.1          Term. Unless sooner terminated pursuant to Section 7.3 below, this Transition Services Agreement shall commence on the Effective Date and shall terminate upon completion of the Services contemplated herein in accordance with Section 7.2 and the terms and conditions of this Transition Services Agreement (the “Term”).

7.2          Service Periods.

(a)                                  Company shall provide the Services identified as “Quality Validation” on Exhibit A for a period of 30 days from the Effective Date (the “30-Day Initial Period”);

(b)                                 Company shall provide the Services identified as “Financial Services,” and “Human Resources” on Exhibit A for a period of 90 days from the Effective Date (the “90-Day Initial Period”), which 90-Day Initial Period IBR may extend for an additional period of 90 days (a “Renewal Period”) by furnishing written notice to Company at least thirty (30) days prior to the end of the  90-Day Initial Period;

(c)                                  Company shall provide the Services identified as “Training,” “IT Services,” and “Operations/Logistics” on Exhibit A until the sooner of (i) 180 days from the Effective Date (the “180-Day Initial Period”) or (ii) the date on which IBR opens its fourth plasma collection center, which 180-day Initial Period IBR may extend for and additional 90 days (a “Renewal Period”) by furnishing written notice to Company at least thirty (30) days prior to the end of the 180-Day Initial Period; and

(d)                                 Company shall provide the Services related to the Haemonetics Automated Donor Processing System (the “5-D System”) identified as “5-D System Services” on Exhibit A for a period ending the sooner of (i) 180 days from the Effective Date (the “180-Day Initial Period”) or (ii) such time as the modifications to the standard operating procedures for automated plasma collection centers (the “Automated SOP”) are validated and implemented in at least one IBR plasma collection center (the “5-D Period”), which 180-day Initial Period IBR may extend for and additional 90 days (a “Renewal Period”) by furnishing written notice to Company at least thirty (30) days prior to the end of the 180-Day Initial Period.

7.3          Termination and Effect of Termination.

(a)                                  Termination by Company. Company may terminate this Transition Services Agreement, in whole or in part, reserving cumulatively all other remedies and rights under this Transition Services Agreement and in law and in equity, if: (i) IBR fails to pay any fees and/or charges not disputed in good faith within thirty (30) days of the date such fees and/or charges are due and fails to cure such breach within ten (10) days of receipt of notice from Company; (ii) IBR materially breaches any provision of this Transition Services Agreement, other than with respect to IBR’s payment obligations, and fails to cure such breach within thirty (30) days of receipt of notice from Company; (iii) IBR becomes bankrupt or insolvent, within the meaning of the United States Bankruptcy Code or any substantial and relevant portion of its assets are included in any arrangement with its creditors, an order to wind up or submission to control by a receiver, assignee or trustee for the purpose of preserving the assets, whether by the voluntary act of the affected party or otherwise (but not including submission to control by a liquidating trustee or agent in connection with a liquidation of IBR initiated by its members in accordance with its operating agreement as a result of which IBR’s subsidiaries would continue IBR’s business (a “Special Liquidation”)); or (iv) in the event IBR undergoes a change of control (other than a Special Liquidation) where control is acquired, directly or indirectly, in a single transaction or series of related transactions, or all or substantially all of IBR’s assets are acquired, by any entity, or IBR is merged with or into another entity to form a new entity.

(b)                                 Termination by IBR. IBR may terminate this Transition Services Agreement, in whole or in part, reserving cumulatively all other remedies and rights under this Transition Services Agreement and in law and in equity, if: (i) Company materially breaches any provision of this Transition Services Agreement and fails to cure such breach within thirty (30) days of receipt of notice from IBR; (ii) Company becomes bankrupt or insolvent, within the meaning of the United States Bankruptcy Code or any substantial and relevant portion of its assets are included in any arrangement with its creditors, an order to windup or submission to control by a receiver, assignee or trustee for the purpose of preserving the assets, whether by the voluntary act of the affected party or otherwise; or (iii) for convenience upon thirty (30) days written notice to Company.

(c)                                  Effect of Termination. Upon termination of this Transition Services Agreement, (i) all undisputed outstanding payment obligations of IBR shall immediately become due and owing; and (ii) IBR shall return to Company (or destroy at Company’s request) all Company information and materials, together with all copies thereof, in its possession or under its control, regardless of the form, format or media on which it is contained and certify in writing to Company that the same have been returned or destroyed as required hereunder. For the avoidance of doubt, the business records of Company regarding the performance of the Services hereunder shall remain with Company. If this Transition Services Agreement is terminated by IBR in whole or in part pursuant to Section 7.2(b)(iii), with respect to any Service provided on a flat fee basis, IBR shall only be required to pay the pro rata portion of such flat fee applicable through the date that termination is effective.

ARTICLE VIII

DISPUTE RESOLUTION

8.1           The Parties shall attempt in good faith to resolve any controversy or claim arising out of or relating to this Transition Services Agreement promptly through negotiations between the Contract Managers or other representatives and managers of the Parties who have authority to settle the controversy.

8.2           If a controversy or claim should arise, the Contract Managers will meet at least once within ten (10) days of the date the controversy arose and will attempt to resolve the matter. The Contract Managers will make every good faith effort to meet as soon as reasonably possible at a mutually agreed upon time and place.

8.3           If the matter has not been resolved within thirty (30) days of the meeting of the Contract Managers, then the disputed matter shall be submitted to and reviewed by an arbitrator (the “Arbitrator”) selected by the American Arbitration Association (the “AAA”). Such arbitration shall be conducted by the AAA in New York, New York, under the AAA Commercial Arbitration Rules as in effect at that time. The Arbitrator shall consider only the disputed matter(s). The Arbitrator shall act promptly to resolve all disputed matter(s) and its decision with respect to the disputed matter(s) shall be final and binding upon the Parties. Upon resolution by the Arbitrator of all disputed matter(s), the Arbitrator shall cause to be prepared and shall deliver to the Parties a written decision reflecting the Arbitrator’s resolution of all disputed matter(s). If the Arbitrator rules against the Party that originally raised the disputed matter(s), such Party shall be responsible for the fees and expenses of the arbitration, unless such Arbitrator decides otherwise.

ARTICLE IX

MISCELLANEOUS

9.1           Entire Agreement; Amendment; Waiver. This Transition Services Agreement (including Exhibit A) constitutes the entire understanding between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. No provision of this Transition Services Agreement shall be deemed waived, amended, supplemented or modified by any Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification. No delay of or omission in the exercise of any right, power or remedy accruing to either Party as a result of any breach or default by the other Party under this Transition Services Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

9.2           Headings. The article, section and paragraph headings contained in this Transition Services Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Transition Services Agreement.

9.3           Counterparts. This Transition Services Agreement may be executed in counterparts which, taken together, shall constitute the whole agreement. Executed signatures to this Transition Services

Agreement may be delivered by any standard electronic means and any such electronically delivered signatures shall be construed as manually executed signatures.

9.4           Severability. In the event that any provision or requirement of this Transition Services Agreement is in violation of any law or regulation or otherwise found to be invalid or unenforceable in any jurisdiction: (a) such provision or requirement shall not be enforced except to the extent it is not in violation of such laws or regulations or otherwise invalid or unenforceable; (b) the Parties will promptly renegotiate to restore such provision or requirement of this Transition Services Agreement as near as possible to its original interest and effect; and (c) all other provisions and requirements of this Transition Services Agreement shall remain in full force and effect.

9.5           Publicity. No Party shall issue any press release or make any public announcement relating to the subject matter of this Transition Services Agreement without the prior written approval of the other Party; provided, however, that any Party or its Affiliates may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use commercially reasonable efforts to advise the other Party prior to making the disclosure).

9.6           Set-off. Other than as expressly provided herein, no Party shall have any right of set-off with respect to the amounts it has an obligation to pay hereunder.

9.6           Notices. All notices and other communications hereunder shall be in writing (including facsimile or similar writing) and shall be sent, delivered, mailed, addressed, faxed or e-mailed:if to Company, to:

Talecris Plasma Resources, Inc.
PO Box 110526
4101 Research Commons
79 T.W. Alexander Drive
Research Triangle Park
North Carolina, USA 27709
Fax: (919) 316-6669
Attention: General Counsel
E-mail: john.gaither@talecris.com

Copy to:

Reed Smith LLP
599 Lexington Avenue
29th Floor
New York, NY 10022
Fax: (212) 521-5450
Attention: David M. Grimes, Esq.
E-mail: dgrimes@reedsmith.com

if to IBR, to:

International BioResources, L.L.C.
1100 Camellia Boulevard
Suite 201
Lafayette, Louisiana 70508
Fax: (337) 216-6644
Attention: Rodney L. Savoy
E-mail: rlsavoy@ibior.com

Copy to:

Fulbright & Jaworski L.L.P.
666 Fifth Avenue
New York, New York 10103
Fax: (212) 318-3400
Attention: Neil Gold, Esq.
E-mail: ngold@fulbright.com

or such other address, facsimile number or e-mail address as such Party may hereafter specify for the purpose of notice to the other Party hereto. Each such notice or other communication shall be given (i) by hand delivery; (ii) by nationally recognized courier service; (iii) by facsimile, receipt confirmed; or (iv) by e-mail, receipt confirmed. Each such notice or communication shall be effective (A) if delivered by hand or by nationally recognized courier service, when delivered at the address specified in this Section 9.7 (or in accordance with the latest unrevoked direction from such Party); (B) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 9.7 (or in accordance with the latest unrevoked direction from such Party), and confirmation is received; and (C) if given by e-mail, when such e-mail is transmitted to the e-mail address specified in this Section 9.7 (or in accordance with the last unrevoked direction from such Party), and confirmation (by return receipt or reply by the recipient) is received.

9.8           Governing Law, Jurisdiction and Venue. This Transition Services Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be wholly performed therein, without giving effect to the principles of conflicts of law thereof. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Transition Services Agreement may be brought against any of the Parties in the courts of the State of New York, County of New York, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of New York, and each of the Parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any Party anywhere in the world.

9.9           Assignment. This Transition Services Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns, and it is not intended to confer upon any other third party any rights or remedies hereunder. Neither this Transition Services Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the Parties without the prior written consent of the other Party hereto, except that each Party may at any time assign any or all of its rights or obligations hereunder to one of its wholly owned subsidiaries (but no such assignment shall relieve such Party of any of its obligations under this Transition Services Agreement). Either Party may assign this License Agreement and any or all rights or obligations hereunder to (i) any Affiliate of such Party; provided that any such Affiliate becomes a party to this License Agreement or (ii) any successor in interest to such Party; provided that any such successor becomes a party to this License Agreement; provided that no assignment under (i) or (ii) above shall relieve either Party from any obligations hereunder, and in the case of (i) and (ii), such assignee has qualifications and capabilities needed to perform such Party’s or its Affiliates’ obligations hereunder. Any purported assignment in contravention of this Section 9.9 shall be void ab initio and of no force and effect.

9.10         Force Majeure. Neither Party will be in default of its obligations to the extent its performance is delayed or prevented by causes beyond its control, including but not limited to acts of God, earthquake, flood, embargo, riots, sabotage, utility or transmission failures, fire, labor disturbances, acts of war, acts of terror, radiological, nuclear, chemical, or biological attack, or spread of infectious disease. Neither Party nor its representatives will be liable for loss or damage or deemed to be in breach of this Transition Services Agreement if its failure to perform its obligations results from compliance with any law, ruling, order, regulation, requirement of any federal, state or municipal government or department or agency thereof or court of competent jurisdiction.

9.11         Construction. The Parties have participated jointly in the negotiation and drafting of this Transition Services Agreement. In the event an ambiguity or question of intent or interpretation arises, this Transition Services Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Transition Services Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation.

9.12         Survival. Any provision of this Transition Services Agreement that by its nature must survive expiration or termination of this Transition Services Agreement to give such provision its meaning shall survive such expiration or termination.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Transition Services Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

TALECRIS PLASMA RESOURCES, INC.

By:	/s/ RANDALL A. JONES
Name:	Randall A. Jones
Title:	Vice President

INTERNATIONAL BIORESOURCES, L.L.C.

By:	/s/ RODNEY L. SAVOY
Name:	Rodney L. Savoy
Title:	CEO